Exhibit 99.1

For Immediate Release

Contacts:	Thomas F. Hoffman at (412) 831-4060 or Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for Second Quarter 2007

PITTSBURGH (July 26, 2007) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $153 million, or $0.83 per diluted share, for its second quarter ended June 30, 2007, compared with $111 million, or $0.59 per diluted share for the same period a year ago. Net cash from operating activities was $271 million for the quarter just ended, compared with $197 million for the June 2006 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended June 30, 2007	Quarter Ended June 30, 2006		Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Total Revenue and Other Income	$1,060.0	$932.3		$1,975.2	$1,918.2
Net Income	$153.1	$110.5	*	$266.4	$245.3	*
Earnings Per Share – diluted	$0.83	$0.59	*	$1.44	$1.32	*
Net Cash from Operating Activities	$271.1	$196.6		$454.5	$349.1
EBITDA	$310.7	$237.7		$545.3	$511.3
EBIT	$235.0	$163.3		$392.8	$365.0
Capital Expenditures	$189.6	$149.3		$335.7	$319.1
Inflows of Cash from Other Investing Activities**	$52.1	$1.0		$50.0	$35.3

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. For the quarter ended June 30, 2007, capital expenditures include $16.3 for acquisition of gas mineral rights. For the six months ended June 30, 2006, capital expenditures include $24.8 for the acquisition of Mon River Towing and J.A.R. Barge Lines. *Restated per guidance FSP AUG AIR-1 issued September 2006 by the Financial Accounting Standards Board (Prior year net income for the quarter and year-to-date has been adjusted. The adjustment relates to accounting for major maintenance expenditures and although it impacts prior year quarterly results, earnings for the annual period 2006 will remain unchanged.) **Represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; and Proceeds from Sales of Assets.

“We created substantial value for our shareholders in the second quarter,” said J. Brett Harvey, president and chief executive officer. “Mining and gas operations produced solid results, prices and margins improved in the period-to-period comparison, we monetized non-core coal assets at very attractive prices, and we continued to improve our overall financial position. In addition, we announced an acquisition that we expect will substantially improve our growth platform for coal in Central Appalachia.”

Harvey said that second quarter results historically are weaker than the first quarter because the mild weather usually associated with the period dampens coal demand and because miners’ vacation periods begin at some mines near the end of the quarter. “Nevertheless, for the quarter just ended, coal operations met or exceeded our internal forecasts,” Harvey noted. “In addition, we drew down coal inventories at the mines as we said we would do and are on track to end the year with inventories below where they were at the start of the year.” Harvey said about 1.7 million tons of coal inventory exists, in total, at various mines and offsite locations.

Averaged realized coal prices were up nearly 9 percent and average realized gas prices increased more than 13 percent in the period-to-period comparison. “The pricing reflects the continuation of very favorable energy fundamentals over the long term,” Harvey said. “Northern Appalachian coal prices continue to surprise many people,” he continued, “but with more than 40 gigawatts of coal-fired capacity completing scrubber installation in the next two years, the market opportunity for high-Btu, Northern Appalachian coal generally should continue to expand.”

Harvey also noted that CONSOL Energy’s planned acquisition of AMVEST Corporation will position CONSOL Energy for growth in Central Appalachia as well. “The key to long-term success in Central Appalachia is to have an operational platform that allows for growth but with costs at the lower end of the cost curve. The AMVEST operations, when combined with our low-cost operations such as the Buchanan Mine in Virginia, position us for margin expansion in Central Appalachia in both steam and metallurgical coal production.”

He said the AMVEST acquisition and the sale of reserves during the quarter were part of an overall effort to shift CONSOL Energy’s coal portfolio to areas of highest strategic value to the company. “Our focus on margins drives us to seek a ‘high-Btu/low cost’ leadership position in the basins in which we choose to operate,” Harvey explained. “We have that in Northern Appalachia, and we believe we will establish that position in Central Appalachia with the AMVEST acquisition.”

Harvey added that the company’s recently announced Youngs Creek project in Wyoming also fits the ‘high-Btu/low cost’ criteria relative to production in the Powder River coal basin. “On the other hand,” he concluded, “our sale of reserves in Western Kentucky is consistent with our view that the Illinois Basin does not yet offer opportunities to establish a leadership position there.”

Harvey noted that the company has an ongoing program for the sale of non-core coal and gas reserves as well as surface land. “We are an asset-rich company. Where we can monetize non-core assets at attractive prices, we will do so.”

Finally, Harvey noted that CONSOL Energy ended the second quarter in a very strong financial condition. “Cash generation was good,” he said, “and the liquidity of the company is as great as it has been since we became a public company.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income increased 13.7 percent, reflecting higher realized pricing for the coal and gas segment as well as two separate coal asset transactions, including an exchange with Peabody Energy via CNX Gas and a sale to Alliance Resource Partners, LP. During the second quarter last year, the company received $25 million of business interruption insurance proceeds related to the February 2005 fire at the Buchanan Mine which was included in other revenue.

Net cash from operating activities was $271.1 million for the quarter just ended, compared with $196.6 million for the June 2006 quarter, an increase of approximately 38 percent. The improvement in net cash from operating activities reflects changes in net working capital.

Total costs increased 7.3 percent, mainly due to higher cost of goods sold and freight expense.

Cost of goods sold (including Purchased Gas Costs and Gas Royalty Interest Costs) increased 8.5 percent, primarily reflecting higher labor and labor-related benefit costs, higher supply costs and higher short-term incentive compensation expense.

Depreciation, depletion and amortization increased 1.7 percent, primarily reflecting various coal assets and other projects placed in service after the 2006 period.

Interest expense was essentially flat for the period-to-period comparison.

Taxes other than income decreased 5.6 percent, primarily due to lower severance and other taxes attributable to lower sales volumes for the coal segment, particularly from Central Appalachia.

As of June 30, 2007, CONSOL Energy had no short-term debt and had $1.13 billion in total liquidity, which is comprised of $246.5 million of cash, an available accounts receivable securitization facility of $10.9 million and $876.7 million available to be borrowed under its $1.0 billion bank facility. As of June 30, 2007, CNX Gas Corporation had no short-term debt and had $245.1 million in total liquidity, which is comprised of $60.0 million of cash and $185.1 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended June 30, 2007		Quarter Ended June 30, 2006		Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Total Coal Sales (millions of tons)	17.1		17.5		34.2	35.7
Sales – Company Produced (millions of tons)	17.0		17.2		34.0	35.0
Coal Production (millions of tons)	16.4	*	18.0		34.3	36.2
Average Realized Price Per Ton – Company Produced	$41.64		$38.33		$40.70	$39.07
Operating Costs Per Ton	$25.46		$23.12	**	$23.98	$23.24	**
Non-Operating Charges Per Ton	$4.64		$4.10		$4.53	$4.17
DD&A Per Ton	$3.26		$2.97		$3.13	$2.90
Total Cost Per Ton – Company Produced	$33.36		$30.19	**	$31.64	$30.30	**
Operating Margins Per Ton	$16.18		$15.21	**	$16.72	$15.83	**
Financial Margins Per Ton	$8.28		$8.14	**	$9.06	$8.77	**

Sales and production includes CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 1.5 million tons of metallurgical grade coal. ** Adjusted to reflect guidance FSP AUG AIR-1 issued September 2006 by the Financial Accounting Standards Board. Totals may not add due to rounding.

Coal segment operating and financial margins improved for the quarter-to-quarter comparison, driven by higher realized pricing per ton in the quarter just ended.

Sales of company-produced coal decreased 0.2 million tons, period-to-period.

Average realized price was up 8.6 percent in the period-to-period comparison, reflecting the increased demand for high-Btu, high-sulfur coal from the Northern Appalachian region. Approximately 81 percent of CONSOL Energy’s reported production was from Northern Appalachia during the quarter just ended.

“The real story for the quarter in coal operations was that market prices enabled us to improve margins period-to-period despite having substantially lower production,” Harvey explained. “On a unit basis, the improvement period-to-period in pricing at many of our large, Northern Appalachian mines more than offset higher labor and supply costs as well as the impact of fixed costs when volumes decline.”

Production period-to-period was down 8.9 percent. Production declined because some Central Appalachian production and the Shoemaker Mine in Northern Appalachia were idled in earlier periods because of soft market conditions. Period-to-period production also was lower because of planned lower production at several Northern Appalachian mines for the quarter just ended.

In the period-to-period comparison, total costs per ton were up 10.5 percent. In actual total dollars spent, however, total costs were up only 1.1 percent versus last year’s second quarter, because inflation of commodity prices was partially offset by lower production. Total operating costs for company-produced coal in the period-to-period comparison increased $2.34 per ton, primarily due to higher labor and supply costs, as well as higher health and retirement benefit costs.

Operating margins (average realized price per ton less operating costs per ton) were $16.18 per ton, an improvement of 6.4 percent period-to-period, while financial margins (average realized price less total costs) were up $0.14 per ton, an increase of 1.7 percent period-to-period. The operating margin expansion was driven by higher average realized pricing.

During the second quarter, the following mines began a vacation period on June 23, 2007 that ended on July 7, 2007: Shoemaker, McElroy, Blacksville, Loveridge, Amonate and Miles Branch. The following mines will take a one-week vacation period during the third quarter ending September 30, 2007: Bailey and Enlow Fork. The following mines will take a two-week vacation period during the third quarter: Mine 84, Robinson Run, and Emery.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported total net income to CONSOL Energy of $41.5 million for the quarter ended June 30, 2007, compared with $38.2 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on July 25, 2007. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Shares Repurchase Update

The company has repurchased 4,244,800 shares at an average price of $33.44 per share under a $300 million authorization from the Board of Directors for the period January 1, 2006 through December 31, 2007. Shares are repurchased at the company’s discretion on the open market. No shares were repurchased during the quarter primarily because the announcement of the AMVEST acquisition was pending at the end of the period.

Developments During the Quarter

In April, the company amended its trade accounts receivable securitization facility to allow CONSOL Energy to receive up to $150.0 million, an increase in capacity of $25.0 million from the previous facility, and to permit the issuance of letters of credit against the facility.

In June, Standard & Poor’s raised CONSOL Energy’s rating on its senior secured notes to BBB- from BB+.

On June 11, a CONSOL Energy subsidiary sold certain coal assets in Northern Appalachia to CNX Gas for $45.0 million, plus a future payment which has an estimated present value of approximately $6.5 million. CNX Gas subsequently entered into a definitive agreement to acquire the coalbed methane and gas interests to approximately 1,037,000 gross acres from Peabody Energy. In exchange for coalbed methane and gas interests, CNX Gas transferred the coal assets acquired from CONSOL Energy and $15.0 million to Peabody Energy, resulting in a pre-tax gain of $50.1 million.

On June 18, a CONSOL Energy subsidiary agreed to acquire AMVEST Corporation and certain of its subsidiaries and affiliates, including AMVEST West

Virginia Coal (AMVEST Coal) and Vaughan Railroad Company, for approximately $335 million, subject to adjustments. The transaction is expected to close at the end of July 2007. AMVEST West Virginia Coal is comprised of Fola Coal Company, Little Eagle Coal Company, Powellton Coal Company, and Terry Eagle Coal Company and utilizes surface, underground, and highwall mining methods. AMVEST’s coal reserves consist of approximately 200 million tons of high quality, low sulfur steam and high-vol metallurgical coal. The Vaughan Railroad Company is a common carrier short line railroad that connects the Fola and Little Eagle coal operations and other potential shippers to the CSX and Norfolk Southern rail interchanges. The 18 miles of track that comprises the Vaughan Railroad is capable of accommodating 130 car trains.

On June 20, a CONSOL Energy subsidiary sold the rights to Alliance Resource Partners, L.P. of certain western Kentucky coal in the Illinois Basin for $53.3 million cash paid at closing. The assets, located in Webster and Hopkins counties, Kentucky, are not core to CONSOL Energy’s long-range, strategic plan. The assets sold consist primarily of approximately 13,500 acres of leased and fee coal reserves and resources, which, in the aggregate, are estimated to contain 78.4 million tons of steam coal from the Kentucky No. 9, No. 11, and No 13 coal seams. The transaction resulted in a pre-tax gain of $49.9 million.

In June, CONSOL Energy completed a $1 billion Senior Secured Loan Agreement, effective June 27, 2007, to replace an existing facility of $750 million. The new agreement, which includes more-favorable pricing and flexibility, provides for a five-year $1 billion revolving credit facility. The syndicated facility was subscribed at about $1.2 billion. The annual pre-tax benefits of the new pricing are expected to be approximately $4 million. Also in June, CONSOL Energy paid $45 million to redeem the final segment of Consolidation Coal Company’s (CCC) maturing medium-term notes. CCC is a subsidiary of CONSOL Energy.

Subsequent Events

Production at the Buchanan Mine was suspended on Monday, July 9, 2007 after several roof falls in previously mined areas damaged some of the ventilation controls inside the mine, requiring a general evacuation of the mine by employees. No one was injured during the evacuation.

Air monitoring continues to show an overall improvement in the underground mine atmosphere, with declines in carbon monoxide levels in some monitoring stations of as much as 89 percent from the highest level recorded. There are now 68 established monitoring stations that are measuring gas levels in the mine every two hours. Overall levels of carbon monoxide continue to decline, indicating that there is no active combustion in the mine. In addition, cameras inserted in several bore holes showed no smoke or signs of combustion in the mine and temperature readings from boreholes indicate the mine temperatures are at ambient levels. Other gas levels being measured are in expected ranges.

The mine continues to be ventilated and engineers believe that carbon monoxide in the mine is progressively being swept from the mine by the active ventilation flow. Inert gas is being pumped into several of the holes as a precautionary measure and to flush carbon monoxide from the mine. Once all monitoring stations show acceptable levels of the gases being monitored, and agency approval is secured, teams can re-enter the mine to repair areas where the ventilation controls have been disrupted.

The source of the carbon monoxide has not been determined. Engineers theorize that it may be from an ignition of a small amount of methane caused by one of the roof falls that occurred, but a final determination cannot be made until teams re-enter the mine.

The mine continues to ship coal from above ground inventories, although total shipments per week are lower than normal. Customers who purchase coal from Buchanan have been notified that a force majeure condition exists that may result in a reduction in deliveries under their sales agreement with the mine.

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is still in the process of updating production forecasts for the full years 2008, 2009 and 2010 to reflect the AMVEST acquisition as well as any other changes to its long-range plan and is not providing guidance for those years at this time. Assumptions regarding AMVEST are included in all other guidance.

GUIDANCE

	2007 Estimate	2008 Estimate	2009 Estimate	2010 Estimate
COAL
Tons Produced (millions of tons)	66.9 – 70.9	N.A.	N.A.	N.A.
Tons Committed (millions of tons at June 27, 2007)	68.7	54.8	36.4	33.6
Tons Committed and Priced (millions of tons at June 27, 2007)	68.7	50.8	24.0	15.1
Avg. Realized Price/Ton Committed & Priced	$41.23	$41.69	$43.01	$44.73

2007 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Estimate		4Q Estimate
Coal (millions of tons)	17.8	16.4	15.8 – 17.8	*	16.8 – 18.8

*	Assumes the Buchanan Mine resumes production on September 1, 2007

Energy Market Overview

CONSOL Energy believes that the outlook for coal, particularly in its core markets, is favorable. According to non-governmental industry analysts, year-to-date coal consumption in the United States at the end of June increased 2.4% over the same period of 2006. In addition, the year-to-date growth of coal consumption would have been higher but for the temporary idling during the first quarter of 2007 of several large Ohio Valley-located power plants that were completing scrubber installations. Most recently, coal consumption through mid-July has increased amid hot weather and a slower pace of coal shipments, particularly in the east. This has led to a reduction in coal stockpiles at power generators located in CONSOL’s key Eastern and Mid-Atlantic states.

In addition to favorable weather, the steam coal market in the U.S. should continue to tighten due to a number of factors, including: reduced production in Central Appalachia from smaller, less productive coal operators that are experiencing higher compliance costs related to the new underground safety laws; recent rail transportation disruptions in the west; continued U.S. economic growth; the expiration of the synfuels tax credit; and the shift into the metallurgical market of lower quality metallurgical coal currently being sold in the steam market. CONSOL believes there could be as much as 10 million tons of low quality met coal that will shift from the electricity generation market to the metallurgical market because of strong pricing for metallurgical coal in the international marketplace.

Industry analysts believe that the growing demand for steam coal along the Pacific Rim is diverting coal supplies away from the Atlantic seaboard and has resulted in an increased opportunity for Appalachian steam coal to be exported to Europe. Since the beginning of the year, CONSOL Energy has substantially increased the amount of steam coal it expects to export to Europe. The company now expects to export at least 4 million tons of high-Btu steam coal for 2007 — double the volume the company exported in 2006 — primarily through its terminal at the Port of Baltimore to international customers. In addition to CONSOL Energy production, the company processes and exports various types of thermal and specialty coal to Europe through the terminal, which has an annual throughput capacity of approximately 18 million tons.

The international metallurgical markets continue to be robust and analysts’ projections indicate prices will strengthen for met coal as the continued Australian port congestion intensifies and affects shipments. CONSOL Energy currently produces approximately 6 million tons annually of metallurgical coal at two mines in Central Appalachia. The company anticipates the contracting season for 2008 delivery to commence earlier than the historical norm due to increased global demand coupled with a desire by buyers to guarantee delivery of metallurgical coal. CONSOL Energy has approximately 3 million tons and 4.5 million tons of low-volatile coal available for sale for 2008 and 2009, respectively.

Impacts of AMVEST Acquisition

In June, a CONSOL Energy subsidiary agreed to acquire AMVEST Corporation and certain subsidiaries. During 2006, AMVEST produced approximately 5.0 million tons of coal. The acquisition is expected to close on or about July 31, 2007, and CONSOL has no immediate plans to change the production levels at the acquired operations.

“Given the cost structure of the AMVEST coal operations, we expect this acquisition to positively impact our coal segment results,” commented Harvey. “This business has been well-capitalized and the workforce is highly-skilled in surface mining.” The company believes that it will be able to use the acquired workforce’s surface mining expertise at other operations in Central Appalachia, thereby having a positive impact on future productivity. Harvey continued, “As we continue mining in the direction of our Birch/Canfield properties, we will eventually trend to underground mining. This will allow us to employ our underground mining expertise while utilizing the acquired AMVEST infrastructure.” CONSOL also acquired the Vaughan Railroad and four preparation plants as part of the AMVEST transaction.

For the twelve months ended April 30, 2007, AMVEST had Earnings before Interest, Taxes, Depreciation, Depletion and Amortization (EBITDA) of $66.4 million. The detailed reconciliation can be found on the company’s website http://www.consolenergy.com under the investor information section.

Strengthening Our Strategic Position

“Last quarter we reported that we were actively pursuing new projects to take advantage of the next round of opportunity in coal markets,” Harvey stated. “During the second quarter, we announced several strategic moves to strengthen our position in areas where we see excellent, long-range opportunities and to divest assets in areas that we believe offer limited operational and financial prospects.” During the second quarter, CONSOL Energy monetized non-strategic coal assets for a total of approximately $100 million.

Harvey said that in addition to the strategic acquisition and divesture of assets, CONSOL has several ongoing organic projects that give the company the ability to respond to what he believes will be the next round of growth in the coal industry. “The fundamentals look most promising for eastern coal companies such as CONSOL Energy,” he said. “For example, through 2009, an additional 40 gigawatts of existing coal fired electricity capacity will be scrubbed at power generators east of the Mississippi River. This equates to more than 97 million tons of opportunity for high-Btu, high-sulfur eastern coal.”

“Because we own most of our reserves and our financial condition is sound,” he concluded, “we are not compelled to produce and can continue our disciplined approach to production. However, when the market warrants it, we will be able to quickly ramp up output of our high-Btu coal to capitalize on our transportation and logistical advantages.”

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CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.7 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 6/30/07	Quarter Ended 6/30/06	Six Months Ended 6/30/07	Six Months Ended 6/30/06
Net Income	$153,117	$110,494	$266,379	$245,250
Add: Interest Expense	6,174	6,253	13,437	12,106
Less: Interest Income	(3,772)	(4,105)	(9,447)	(7,701)
Add: Income Taxes	79,524	50,632	122,458	115,359

Earnings Before Interest & Taxes (EBIT)	235,043	163,274	392,827	365,014
Add: Depreciation, Depletion & Amortization	75,689	74,448	152,478	146,264

Earnings Before Interest, Taxes and DD&A (EBITDA)	$310,732	$237,722	$545,305	$511,278

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of

1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2006 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Sales - Outside	$879,300	$824,234	$1,712,427	$1,693,251
Sales - Gas Royalty Interests	14,484	12,686	26,666	28,493
Sales - Purchased Gas	1,317	9,778	2,476	32,130
Freight - Outside	43,667	37,689	87,300	74,768
Other Income	121,230	47,876	146,314	89,509

Total Revenue and Other Income	1,059,998	932,263	1,975,183	1,918,151
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	591,157	537,393	1,110,406	1,072,325
Gas Royalty Interests’ Costs	12,500	10,235	23,138	23,619
Purchased Gas Costs	1,473	9,986	2,492	32,751
Freight Expense	43,667	37,689	87,300	74,768
Selling, General and Administrative Expense	26,539	21,911	52,548	41,991
Depreciation, Depletion and Amortization	75,689	74,448	152,478	146,264
Interest Expense	6,174	6,253	13,437	12,106
Taxes Other Than Income	62,474	66,156	130,752	138,156

Total Costs	819,673	764,071	1,572,551	1,541,980

Earnings Before Income Taxes and Minority Interest	240,325	168,192	402,632	376,171
Income Taxes	79,524	50,632	122,458	115,359

Earnings Before Minority Interest	160,801	117,560	280,174	260,812
Minority Interest	(7,684)	(7,066)	(13,795)	(15,562)

Net Income	$153,117	$110,494	$266,379	$245,250

Basic Earnings Per Share	$0.84	$0.60	$1.46	$1.33

Dilutive Earnings Per Share	$0.83	$0.59	$1.44	$1.32

Weighted Average Number of
Common Shares Outstanding:
Basic	182,195,390	183,286,425	182,282,857	183,775,190

Dilutive	185,000,122	185,820,234	184,788,415	186,156,863

Dividends Paid Per Share	$0.07	$0.07	$0.14	$0.14

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2007	2006
Operating Activities:
Net Income	$266,379	$245,250
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	152,478	146,264
Stock-based Compensation	16,717	6,259
Gain on the Sale of Assets	(106,541)	(3,112)
Change in Minority Interest	13,795	15,562
Amortization of Mineral Leases	3,465	3,397
Deferred Income Taxes	57,034	17,293
Equity in Earnings of Affiliates	(2,733)	(719)
Changes in Operating Assets:
Accounts and Notes Receivable	14,059	(8,156)
Inventories	(14,998)	(43,097)
Prepaid Expenses	11,542	(436)
Changes in Other Assets	16,518	(2,019)
Changes in Operating Liabilities:
Accounts Payable	(39,195)	(51,097)
Other Operating Liabilities	36,107	(33,614)
Changes in Other Liabilities	29,078	51,081
Other	765	6,228

Net Cash Provided by Operating Activities	454,470	349,084

Investing Activities:
Capital Expenditures	(335,748)	(319,134)
Additions to Mineral Leases	(8,851)	(4,190)
Net Investment in Equity Affiliates	(2,240)	103
Proceeds from Sales of Assets	61,055	39,374

Net Cash Used in Investing Activities	(285,784)	(283,847)

Financing Activities:
(Payments on) Proceeds from Miscellaneous Borrowings	284	(83)
Payments on Long Term Notes	(45,000)	—
Tax Benefit from Stock-Based Compensation	4,643	35,796
Dividends Paid	(25,526)	(25,784)
Issuance of Treasury Stock	5,153	11,730
Purchases of Treasury Stock	(25,618)	(83,631)
Stock Options Exercised	—	1,362

Net Cash Used in Financing Activities	(86,064)	(60,610)

Net Increase in Cash and Cash Equivalents	82,622	4,627
Cash and Cash Equivalents at Beginning of Period	223,883	340,640

Cash and Cash Equivalents at End of Period	$306,505	$345,267

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$306,505	$223,883
Accounts and Notes Receivable:
Trade	293,648	303,175
Other Receivables	47,358	51,890
Inventories	164,305	149,307
Deferred Income Taxes	123,292	117,231
Recoverable Income Taxes	—	1,278
Prepaid Expenses	50,423	67,732

Total Current Assets	985,531	914,496
Property, Plant and Equipment:
Property, Plant and Equipment	8,152,659	7,849,936
Less - Accumulated Depreciation, Depletion and Amortization	3,901,792	3,809,649

Total Property, Plant and Equipment - Net	4,250,867	4,040,287
Other Assets:
Deferred Income Taxes	487,339	507,996
Investment in Affiliates	89,192	84,219
Other	99,816	116,334

Total Other Assets	676,347	708,549

TOTAL ASSETS	$5,912,745	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) June 30, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$173,248	$225,060
Current Portion of Long-Term Debt	14,923	59,518
Accrued Income Taxes	20,071	—
Other Accrued Liabilities	470,912	455,546

Total Current Liabilities	679,154	740,124
Long-Term Debt:
Long-Term Debt	397,415	391,983
Capital Lease Obligations	95,860	100,762

Total Long-Term Debt	493,275	492,745
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,256,213	2,252,115
Pneumoconiosis Benefits	188,940	184,424
Mine Closing	391,330	389,896
Workers’ Compensation	133,000	121,337
Deferred Revenue	6,022	13,106
Salary Retirement	114,292	113,944
Reclamation	28,235	26,461
Other	169,361	127,370

Total Deferred Credits and Other Liabilities	3,287,393	3,228,653
Minority Interest	150,962	135,659

Total Liabilities and Minority Interest	4,610,784	4,597,181

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 182,323,255 Outstanding at June 30, 2007; 185,126,526 Issued and 182,654,629 Outstanding at December 31, 2006	1,851	1,851
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	941,656	921,881
Retained Earnings	829,886	600,541
Other Comprehensive Loss	(376,868)	(375,717)
Common Stock in Treasury, at Cost - 2,803,271 Shares at June 30, 2007 and 2,471,897 Shares at December 31, 2006	(94,564)	(82,405)

Total Stockholders’ Equity	1,301,961	1,066,151

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,912,745	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2006	$1,851	$921,881	$600,541	$(375,717)	$(82,405)	$1,066,151

(Unaudited)
Net Income	—	—	266,379	—	—	266,379
Treasury Rate Lock (Net of $26 tax)	—	—	—	(41)	—	(41)
Amortization of Prior Service Costs and Actuarial Gains (Loss) (Net of $906 tax)	—	—	—	(1,818)	—	(1,818)
Pension Settlement Accounting (Net of $1,062 tax)	—	—	—	2,132	—	2,132
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	—	—	263	—	263
Gas Cash Flow Hedge (Net of $1,399 tax)	—	—	—	(1,326)	—	(1,326)
FAS 158 Long-Term Liability Adjustments (Net of ($361) tax)	—	—	—	(361)	—	(361)

Comprehensive Income (Loss)	—	—	266,379	(1,151)	—	265,228
Cumulative Effect of FASB Interpretation No. 48 Adoption	—	—	(3,202)	—	—	(3,202)
Issuance of Treasury Stock	—	—	(8,306)	—	13,459	5,153
Purchases of Treasury Stock	—	—	—	—	(25,618)	(25,618)
Tax Benefit from Stock-Based Compensation	—	4,643	—	—	—	4,643
Amortization of Stock-Based Compensation Awards	—	15,132	—	—	—	15,132
Dividends ($0.14 per share)	—	—	(25,526)	—	—	(25,526)

Balance - June 30, 2007	$1,851	$941,656	$829,886	$(376,868)	$(94,564)	$1,301,961

INCOME STATEMENT BY SEGMENT

June 2007 QTR

In Millions

	Quarter Ended June 30, 2007
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$705	$9	$714	$114	$52	$880
Gas Royalty Interests	—	—	—	14	—	14
Freight Revenue	44	—	44	—	—	44
Other Income	—	100	100	3	19	122

Total Revenue and Other Income	749	109	858	131	71	1,060

Cost of Goods Sold	440	46	486	29	76	591
Gas Royalty Interests’ Costs	—	—	—	13	—	13
Freight Expense	44	—	44	—	—	44
Selling, General & Admin.	16	—	16	6	5	27
DD&A	58	2	60	12	4	76
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	38	17	55	5	2	62

Total Cost	596	65	661	65	93	819

Earnings Before Income Taxes	$153	$44	$197	$66	$(22)	$241

Income Tax Expense						(80)

Earnings Before Minority Interest						161

Minority Interest						(8)

Net Income						$153

INCOME STATEMENT BY SEGMENT

June 2007 YTD

In Millions

	Year to Date June 30, 2007
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$1,380	$15	$1,395	$215	$104	$1,714
Gas Royalty Interest	—	—	—	27	—	27
Freight Revenue	87	—	87	—	—	87
Other Income	—	103	103	4	40	147

Total Revenue and Other Income	1,467	118	1,585	246	144	1,975
Cost of Goods Sold	824	78	902	60	152	1,114
Gas Royalty Interests’ Costs	—	—		23	—	23
Freight Expense	87	—	87	—	—	87
Selling, General & Admin.	31	1	32	12	9	53
DD&A	114	5	119	24	9	152
Interest Expense	—	—	—	—	13	13
Taxes Other Than Income	78	38	116	9	6	131

Total Cost	1,134	122	1,256	128	189	1,573

Earnings Before Income Taxes	$333	$(4)	$329	$118	$(45)	402

Income Tax						(122)

Earnings Before Minority Interest						280

Minority Interest						(14)

Net Income						$266

CONSOL ENERGY INC.

PRODUCTION

	2ND QTR 2007 ACTUAL	2ND QTR 2006 ACTUAL
Northern Appalachia	13,360	14,431

Central Appalachia	2,828	3,203

Other Areas	245	329

TOTAL PRODUCTION *	16,432	17,964

* May not add due to rounding.

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended June 30,
	2007	2006
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,059.998	$932.263
EBIT ($MM)	$235.043	$163.274
EBITDA ($ MM)	$310.732	$237.722
Net Income / (Loss) ($ MM)	$153.117	$110.494
EPS (diluted)	$0.83	$0.59
Average shares outstanding - Dilutive	185,000,122	185,820,234

CAPEX ($ MM) (including acquisitions)	$183.622	$149.282

COAL OPERATIONAL:
# Complexes Producing (end of period)	15	14
Sales (MM tons)-Produced only	16.972	17.221
Average sales price * ($/ton)	$41.64	$38.33
Production income ($/ton)	$8.28	$8.14
Production (MM tons)-Produced only	16.432	17.964
Produced Tons Ending inventory (MM tons)**	1.647	2.813

*	note: average sales price of tons produced
**	note: includes equity companies